Exhibit 2.2

CERTIFICATE OF CONVERSION

PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion is being duly executed and filed by SCA Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”), to convert the Company to Sun Country Airlines Holdings, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).

1.    The Company was formed on December 8, 2017 as a Delaware limited liability company.

2.    The name and type of entity of the Company immediately prior to filing this Certificate of Conversion is SCA Acquisition Holdings, LLC, a Delaware limited liability company.

3.    The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is Sun Country Airlines Holdings, Inc.

4.    The conversion of the Company to the Corporation shall be effective at the time of this filing.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 31 day of January, 2020.

SCA ACQUISITION HOLDINGS, LLC

By:	/s/ Eric Levenhagen
Name:	Eric Levenhagen
Title:	Chief Administrative Officer, General Counsel and Secretary